Waiver and Second Amendment to Amended and Restated Credit Agreement
This Waiver and Second Amendment to Amended and Restated Credit Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”) is entered into as of March 13, 2025 (the “Second Amendment Effective Date”), by and among BGSF Inc., a Delaware corporation (the “Borrower”), the Guarantors listed below as signatories hereto, the Lenders listed below as signatories hereto (constituting unanimous Lender consent), and BMO Bank N.A. as administrative agent (in such capacity, including any successor thereto, the “Agent”) for the Lenders.
Recitals:
    A.    The Lenders currently extend credit to the Borrower on the terms and conditions set forth in that certain Amended and Restated Credit Agreement dated as of March 12, 2024 (as amended by that certain First Amendment to Amended and Restated Credit Agreement, dated as of November 6, 2024 (the “First Amendment”)) by and among the Borrower, the Guarantors, the Lenders party thereto, and the Agent (as amended by this Agreement and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time pursuant to the terms thereof, the “Credit Agreement”).
    B.    The Borrower acknowledges and agrees that the Borrower was not in compliance with (a) Section 9.1 (Leverage Ratio) of the Credit Agreement for the fiscal quarter that ended on December 29, 2024 (the “Q4 2024 Leverage Covenant Violation”), (b) Section 9.2 (Fixed Charge Coverage Ratio) of the Credit Agreement for the four fiscal quarter period that ended on December 29, 2024 (the “Q4 2024 FCCR Covenant Violation”) and (c) Section 9.3 (EBITDA) of the Credit Agreement for the four fiscal quarter period that ended on December 29, 2024 (the “Q4 2024 EBITDA Covenant Violation,” and, together with the Q4 2024 Leverage Covenant Violation and the Q4 2024 FCCR Covenant Violation, the “Existing Financial Covenant Violations”). Each of the Existing Financial Covenant Violations has resulted in an Event of Default under Section 10.1(b) of the Credit Agreement (the “Existing Financial Covenant Defaults”). Further, the Borrower anticipates it will not be in compliance with (a) Section 9.1 (Leverage Ratio) of the Credit Agreement for the fiscal quarter ending March 31, 2025 (the “Anticipated Q1 2025 Leverage Covenant Violation”), (b) Section 9.2 (Fixed Charge Coverage Ratio) of the Credit Agreement for the four fiscal quarter period that ended on March 31, 2025 (the “Anticipated Q1 2025 FCCR Covenant Violation”), and (c) Section 9.3 (EBITDA) of the Credit Agreement for the four fiscal quarter period that ended on March 31, 2025 (the “Anticipated Q1 2025 EBITDA Covenant Violation,” and, together with the Anticipated Q1 2025 Leverage Covenant Violation and the Anticipated Q1 2025 FCCR Covenant Violation, the “Anticipated Q1 2025 Financial Covenant Violations”). Each of the Anticipated Q1 2025 Financial Covenant Violations will result in an Event of Default under Section 10.1(b) of the Credit Agreement (the “Anticipated Q1 2025 Financial Covenant Defaults”). In addition, the Borrower failed to timely deliver to the Agent the amendment to the Horn Solutions Seller Note evidencing the extension of the “Maturity Date” (as such term is defined in the Horn Solutions Seller Note) to no earlier than April 12, 2025, resulting in an Event of Default under Section 4 of the First Amendment, Section 10.1(d) of the Credit Agreement and

Section 10.1(g) of the Credit Agreement (the “Horn Solutions Note Amendment Default”, and together with the Existing Financial Covenant Defaults and the Anticipated Q1 2025 Financial Covenant Defaults, the “Subject Defaults”).
    C.    The Borrower has requested that the Lenders waive the Subject Defaults and agree to make certain amendments to the Credit Agreement described herein, and the Lenders are willing to waive the Subject Defaults (and only the Subject Defaults) and agree to such amendments on the terms and conditions set forth in this Agreement.
Now, Therefore, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
    1.    Incorporation of Recitals; Defined Terms. The parties hereto acknowledge that the Recitals set forth above are true and correct in all material respects. The defined terms in the Recitals set forth above are hereby incorporated into this Agreement by reference. All other capitalized terms used herein without definition shall have the same meanings herein as such terms have in the Credit Agreement (as amended hereby).
    2.    Acknowledgement of Liens. The Obligated Parties hereby acknowledge and agree that the Obligations owing to the Agent and the Lenders arising out of or in any manner relating to the Loan Documents, as well as all Bank Product Obligations, shall continue to be secured by Liens on all assets and property of the Obligated Parties, including, without limitation, all accounts, chattel paper, commercial tort claims, deposit accounts, documents, general intangibles, goods (including all farm products, inventory, equipment, and fixtures), instruments, investment property, letter-of-credit rights, letters of credit, money, real estate, and certain other assets and properties of the Obligated Parties, whether now owned or existing or hereafter created, acquired or arising, and in each of the foregoing cases, to the extent provided for in the Loan Documents heretofore executed and delivered by the Obligated Parties; and nothing herein contained shall in any manner affect or impair the priority of the Liens created and provided for thereby as to the indebtedness, obligations, and liabilities which would be secured thereby prior to giving effect to this Agreement.
    3.     Waiver. At the direction of the Lenders signatory hereto, and in consideration for the agreements of the Borrower set forth herein and upon the effectiveness of this Agreement, the Agent and the Lenders waive the Subject Defaults (and only the Subject Defaults). This waiver is limited to the matters expressly set forth herein and all other terms and conditions of the Credit Agreement and the other Loan Documents shall stand and remain unchanged and in full force and effect (except as amended by this Agreement).
    4.    Amendments to Credit Agreement. Upon the satisfaction of the conditions precedent set forth in Section 8 below, the Credit Agreement shall be and hereby is amended as of the Second Amendment Effective Date as follows:

    4.1    Section 1.1 of the Credit Agreement is hereby amended by inserting the following new defined terms in appropriate alphabetical order therein to read in their entireties as follows:
    “13-Week Forecast” is defined in Section 7.1(p).
    “Second Amendment” means that certain Waiver and Second Amendment to Amended and Restated Credit Agreement, dated as of the Second Amendment Effective Date, by and among the Borrower, the Guarantors, the Lenders party thereto and Administrative Agent.
    “Second Amendment Effective Date” means March 13, 2025.
    “Variance Report” is defined in Section 7.1(p).
    4.2    The definition of “Applicable Margin” is hereby amended by deleting it in its entirety and replacing it to read as follows:
“Applicable Margin” means the applicable percentages per annum set forth below, based upon the Leverage Ratio, as set forth in the most recent Compliance Certificate received by Administrative Agent pursuant to Section 7.1(d):

Pricing Level	Leverage Ratio	Base Rate Portion	Term SOFR Portions and Letter of Credit Fee	Commitment Fee
1	≥ 3.00:1.00	2.75%	3.75%	0.50%
2	≥ 2.50:100 but < 3.00:1.00	1.75%	2.75%	0.40%
3	≥ 2.00:1.00 but < 2.50:1.00	1.50%	2.50%	0.35%
4	≥1.50:1.00 but < 2.00:1.00	1.25%	2.25%	0.30%
5	≥ 1.00:1.00 but < 1.50:1.00	1.00%	2.00%	0.25%
6	≤ 1.00:1.00	0.75%	1.75%	0.20%

Any increase or decrease in the Applicable Margin resulting from a change in the Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 7.1(d); provided that if a Compliance Certificate is not delivered when due in accordance with such Section, then upon the request of the Required Lenders, Pricing Level 1 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered. Notwithstanding the foregoing sentence, the Applicable Margin from and after the Second Amendment Effective Date shall be determined based upon Pricing Level 1, plus an additional two percent (2.00%).
If, as a result of any restatement of or other adjustment to the financial statements of Borrower or for any other reason, Borrower or the Required Lenders determine that (i) the Leverage Ratio as calculated by Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Leverage Ratio would have resulted in higher pricing for such period, Borrower shall immediately and retroactively be obligated to pay to Administrative Agent for the account of the applicable Lenders, L/C Issuer or Swing Line Lender, as the case may be, promptly on demand by Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to Borrower under the Bankruptcy Code of the United States, automatically and without further action by Administrative Agent, any Lender, L/C Issuer or Swing Line Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of Administrative Agent, any Lender, L/C Issuer or Swing Line Lender, as the case may be, under Section 2.3(c)(iii), 2.3(g) or 2.7(g) or under Article 8. Borrower’s obligations under this paragraph shall survive the termination of the Commitments and the repayment of all other Obligations hereunder.
    4.3    The definition of “Subordination Provisions” in Section 1.1 of the Credit Agreement is hereby amended by deleting it in its entirety and replacing it to read as follows:
“Subordination Provisions” means paragraphs (a) through (l) of the Horn Solutions Seller Note, as in effect on December 12, 2024.

    4.4    The definition of “Swing Line Sublimit” in Section 1.1 of the Credit Agreement is hereby amended by deleting it in its entirety and replacing it to read as follows:
“Swing Line Sublimit” means an amount equal to $0.00. The Swing Line Sublimit is part of, and not in addition to, the Revolving Credit Facility.
    4.5    Section 2.1(a)(ii) of the Credit Agreement is hereby amended by deleting it in its entirety and replacing it to read as follows:
Revolving Credit Borrowings. Subject to the terms and conditions of this Agreement, each Revolving Credit Lender severally agrees to make one or more Revolving Credit Loans to Borrower from time to time from the Closing Date until the Maturity Date in an aggregate principal amount for all such Revolving Credit Loans (including any Existing Revolving Loans) of such Revolving Credit Lender at any time outstanding up to but not exceeding the amount of such Revolving Credit Lender’s Commitment, provided that from and after the Second Amendment Effective Date, the Revolving Credit Exposure of all Revolving Credit Lenders shall not exceed $8,000,000 at any time. Subject to the foregoing limitations, and the other terms and provisions of this Agreement, Borrower may borrow, repay, and reborrow Revolving Credit Loans hereunder.
    4.6    Section 7.1 is hereby amended to add the following clauses (p) and (q) in appropriate alphabetical order as follows:
    (p)    promptly when available, and in any event (i) on or before the Friday of the first calendar week following the Second Amendment Effective Date, and on a bi-weekly basis thereafter, a 13-week cash flow forecast showing projected cash receipts and cash disbursements (including referencing line item sources and uses of cash) of the Obligated Parties over the immediately succeeding 13-week period (each, a “13-Week Forecast”) and (ii) on or before the Friday of the third calendar week following the Second Amendment Effective Date, and on a bi-weekly basis thereafter, a variance and reconciliation report (each a “Variance Report”) that shows the variance of aggregate actual cash receipts and the variance of aggregate actual cash disbursements, in each case, of the Obligated Parties against the projected amounts thereof provided for in the prior 13-Week Forecast on an aggregate and line-by-line basis for the two week period ended on the immediately preceding Friday and cumulative period and shall contain written explanations of any material variances, in each case, in form and substance reasonably satisfactory to the Agent and certified by a Responsible Officer of the Borrower, which certification may be made via email communication; and
    (q)    promptly when available, and in any event on a bi-weekly basis, a report detailing the aging of the Obligated Parties’ accounts receivable, including the identity of each account debtor, the Obligated Party to which such account Debtor owes such accounts receivable, and the amounts and agings of each such account debtor’s accounts receivable, in form reasonably acceptable to the Agent.
    5.    Release. (a) For value received, including without limitation, the agreements of the Lenders in this Agreement, each Obligated Party, on behalf of itself and its successors and assigns, and its current and former shareholders, members, parents, subsidiaries, divisions, affiliates, directors, officers, employees, agents, attorneys, advisors, consultants, and other representatives (collectively, the “Releasing Parties”), hereby to the extent permitted by applicable law absolutely, unconditionally, and irrevocably releases and forever discharges the Agent and the Lenders, and their current and former shareholders, members, parents, subsidiaries, divisions, affiliates, directors, officers, employees, agents, attorneys, advisors, consultants, and other representatives (collectively, the “Released Parties”) of and from any and all claims (including, without limitation, all counterclaims, crossclaims, defenses, rights of set-off and recoupment), actions, causes of action, acts and omissions, controversies, demands, suits, and other liabilities (collectively, the “Claims”) of every kind or nature whatsoever, both in law and in equity, known or unknown relating to the Loan Documents, this Agreement or the transactions contemplated hereby or thereby, which any Releasing Party has or ever had against the Released Parties prior to, through, and including this date, including, without limitation, Claims arising out of the existing financing arrangements between the Borrower and the Lenders and any Claim of breach of the duty of good faith and fair dealing based on, among other things, the Released Parties’ exercise of discretion under the Loan Documents (a “Released Claim”); provided that the foregoing shall not in any case release the Agent or the Lenders from their obligations to the Obligated Parties under the Loan Documents, including this Agreement, on and after the date hereof. The Obligated Parties hereby represent and warrant that, on behalf of themselves and their successors, assigns and legal representatives, they have not sold, conveyed, assigned, pledged, hypothecated, or otherwise encumbered all or any part of the Claims released in this Section. The Obligated Parties hereby acknowledge and agree, on behalf of themselves and their successors, assigns and legal representatives, that the Released Parties have at all times acted in good faith with regard to the consummation and administration of the Loan Documents. Each Obligated Party acknowledges and agrees that, as of the date hereof, it does not have any Released Claim against the Released Parties, each of which such Obligated Party, on behalf of itself and its successors, assigns and legal representatives, hereby expressly waives. Each Obligated Party hereby confirms that the foregoing waiver and release is an informed waiver and release and is being freely given.

    (b)    Each Obligated Party further agrees, on behalf of itself and its successors, assigns, and legal representatives, not to commence, institute, or prosecute any lawsuit, action or other proceeding, whether judicial, administrative or otherwise, to collect or enforce any Released Claim. If any Obligated Party or any of its successors, assigns, or legal representatives violates the foregoing covenant, the Obligated Parties hereby agree, on behalf of themselves and their successors and assigns, to jointly and severally pay, in addition to any damages as any Released Party may sustain as a result of such violation, all attorneys’ fees and costs incurred by any Released party as a result of such violation as determined by a final, nonappealable judgment of a court of competent jurisdiction.
    6.    Entire Agreement; Loan Documents Remain Effective; No Novation; and Modifications. This Agreement and the Loan Documents are intended by the Agent and the Lenders as a final expression of their agreement and are intended as a complete and exclusive statement of the terms and conditions of that agreement. This Agreement supersedes all prior agreements, whether written or oral, between the parties with respect to its subject matter and constitutes a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. Except as expressly set forth in this Agreement, the Loan Documents and all of the obligations of the Obligated Parties thereunder, the rights and benefits of the Agent and Lenders thereunder, and the Liens created thereby remain in full force and effect. This Agreement is not a novation nor is it to be construed as a release, waiver or modification of any of the terms, conditions, representations, warranties, covenants, rights or remedies set forth in the Loan Documents, except as specifically set forth herein. Without limiting the foregoing, the Obligated Parties agree to comply with all of the terms, conditions, and provisions of the Loan Documents except to the extent such compliance is inconsistent with the express provisions of this Agreement. This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement entered into in accordance with Section 12.10 of the Credit Agreement. This Agreement represents the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements as to the subject matter hereof between the parties.
    7.    Conditions Precedent. The effectiveness of this Agreement is subject to the satisfaction (or waiver) of the following conditions precedent:
    7.1    the Obligated Parties, the Agent, and all of the Lenders shall have executed and delivered this Agreement on or before the Second Amendment Effective Date;
    7.2    the Borrower shall have paid all reasonable and documented out-of-pocket costs and expenses of the Agent invoiced at least one (1) Business Day prior to the Second Amendment Effective Date, including the reasonable and documented out-of-pocket attorney’s fees;

    7.3    the Borrower shall have delivered to the Agent a 13-Week Forecast and key performance indicator reports required to be delivered to Agent pursuant to Section 7.1(p) of the Credit Agreement for the calendar week beginning March 10, 2025; and
    7.4    legal matters incident to the execution and delivery of this Agreement shall be satisfactory to the Agent and its counsel.
    8.    Milestone Covenants; Post-Closing Obligations.
    8.1    Subordinated Debt Transaction; Refinancing; Strategic Transaction. At all times, the Borrower shall use commercially reasonable efforts to (i) raise Subordinated Debt from a bona fide capital provider in a form and on terms satisfactory to the Agent and the Lenders in the amount of not less than $12,500,000 (the “Subordinated Debt Transaction”), (ii) raise senior Debt from a bona fide capital provider of sufficient size to enable the Borrower to repay in full all outstanding Loans and other Obligations under the Credit Agreement (the “Refinancing”), or (iii) continue the previously announced review of strategic transactions up to and including mergers, acquisitions, joint ventures or divestitures (each, a “Strategic Transaction”). The Borrower shall perform, or deliver to the Agent, as applicable, the following items listed in the table below on or before the dates specified (or by such later date as may be agreed to by the Agent and the Lenders in each of their sole discretion in writing, for which e-mail may suffice) (the “Milestones”). Furthermore, beginning with the first calendar week after the Second Amendment Effective Date and each calendar week thereafter, the Borrower shall facilitate a weekly update call regarding the status of each of the milestones outlined below, with such update to occur no less than on a weekly basis (with additional update calls to occur upon the reasonable request of the Agent), and such calls shall be at a mutually agreeable time for all parties involved. Nothing herein shall constitute the approval of or consent of the Agent or Lenders to any Strategic Transaction or any Subordinated Debt Transaction or the agreement of the Agent or Lenders to release any Obligated Party or to release, permit or subordinate any Lien in connection with any Strategic Transaction, and any Strategic Transaction and Subordinated Debt Transaction shall remain subject to such subsequent consents and approvals.

Item	Delivery/Action	Due date
A.
Obtain at least one of (1) one or more letters of intent for a Strategic Transaction (an “LOI”) and deliver such LOIs to the Agent, and (2) one or more term sheets for the Subordinated Debt Transaction or Refinancing (a “Term Sheet”) and deliver such Term Sheets or a summary of the terms reflected in such Term Sheets to the Agent.
April 30, 2025

B.
Obtain at least one of (1) a draft of definitive purchase documentation for a Strategic Transaction (reflecting therein, for the avoidance of doubt, no contingencies, except with respect to regulatory matters and other customary closing conditions, which, for the avoidance of doubt, shall not include any financing or third-party diligence-related contingencies) (“Definitive Documentation”) and deliver a copy of such Definitive Documentation to the Agent, and (2) an executed commitment letter for the Subordinated Debt Transaction or Refinancing (reflecting therein, for the avoidance of doubt, no contingencies other than final documentation) (the “Commitment Letter”) and deliver a copy of such Commitment Letter to the Agent.
May 31, 2025
C.
Consummate at least one of a Subordinated Debt Transaction, a Refinancing or a Strategic Transaction reasonably acceptable to the Lenders, unless agreed otherwise in writing (which writing may be an email) by the Required Lenders, which agreement shall not be unreasonably withheld, conditioned or delayed.
June 30, 2025
The Borrower shall notify the Agent as promptly as reasonably practicable if (x) any binding LOI, Term Sheet, Commitment Letter or primary Definitive Documentation (“Proposed Transaction Document”) is alleged by such capital provider, respective proposed buyer or any Obligated Party at any time to be revoked, withdrawn, invalid, not binding (to the extent it was binding when executed), cancelled or terminated, (y) any Proposed Transaction Document is amended, modified, supplemented waived in a manner that is materially adverse to the Agent and the Lenders (in their respective capacities as such), or (z) the capital provider, respective proposed buyer or any Obligated Party is in material breach of its obligations under any Proposed Transaction Document and such breach is materially adverse to the Agent and the Lenders (in their respective capacities as such), which breach is not promptly cured to the extent curable ((x), (y) and (z), collectively, a “Revocation, Modification or Breach”). If a Revocation, Modification or Breach occurs and, as a result, there is not at least one Proposed Transaction Document that satisfies a particular Milestone that is not the subject of a Revocation, Modification or Breach, such Revocation, Modification or Breach shall constitute a breach of the provisions of this Section 8.1, and, in turn, an immediate Event of Default under the Credit Agreement.
    8.2     Engagement of Financial Advisor. The Obligated Parties shall, at their own cost and expense, engage a financial consultant (selected by the Borrower and reasonably acceptable to the Agent) (in each case, a “Financial Advisor”) on or prior to March 21, 2025, and shall maintain the engagement of such Financial Advisor at all times thereafter until the Required Lenders agree otherwise in writing (which writing may be an email), to serve as a financial consultant to the Borrower on terms, including fee amounts and fee structure, Lender access and scope reasonably acceptable to the Agent, including to review the Borrower’s 13-Week Forecasts and Variance Reports and the related models and communicate with the Lenders regarding such reports.
    8.3    Deposit Accounts; Control Agreements. The Second Amendment Capital Contribution shall at all times (subject to use by the Borrower for working capital purposes) be held in an account of the Debtor at the Agent. By no later than thirty (30) days after the Second Amendment Effective Date, or such later date as agreed to by the

Agent in writing (which writing may be an email), the Obligated Parties shall deliver to the Agent an executed account control agreement, in form and substance acceptable to the Agent, with respect to each deposit account of any Obligated Party that is not at the Agent.
    8.4    Capital Contribution. On or prior to April 25, 2025, the Borrower shall have received in one of the Borrower’s deposit accounts with the Agent, at least $2,000,000 of additional cash equity contributions to the Borrower for working capital purposes (the “Second Amendment Capital Contribution”).
    8.5    Responsible Officer’s Certificate. A certificate of a Responsible Officer of the Obligated Parties (the “Responsible Officer’s Certificate”) dated no later fourteen (14) days after the Second Amendment Effective Date (or such later date as may be agreed to by the Agent in its sole discretion) and certifying;
    (A)    that attached thereto is a true and complete copy of the charter or other similar organizational document of each Obligated Party, and each amendment thereto, certified (as of a date reasonably near the Second Amendment Effective Date) as being a true and correct copy thereof by the Secretary of State or other applicable Governmental Authority of the jurisdiction in which such Obligated Party is organized, and that such charter has not been revoked, amended, supplemented or modified and is in full force and effect as of the date of the Responsible Officer’s Certificate and at the time of the adoption of the resolutions referred to in clause (C) below;
(B)        that attached thereto is a true and complete copy of the bylaws or other similar governing document of each Obligated Party, and each amendment thereto, as in effect on the date of the Responsible Officer’s Certificate, and no action has been taken to alter, amend or revise such bylaws as of the date of the Responsible Officer’s Certificate ;
(C)        that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors (or similar governing body) of the Obligated Parties authorizing, among other things, the execution, delivery and performance of the Loan Documents to which it is a party or any other document delivered in connection with the Second Amendment Effective Date and certifying that such resolutions have not been modified, rescinded or amended and are in full force and effect;
    (D)    as to the incumbency and specimen signature of each Responsible Officer executing the applicable Loan Documents (together with a certificate of another officer as to the incumbency and specimen signature of the Responsible Officer executing the certificate pursuant to this clause 8.5); and
    (E) a good standing certificate (to the extent such concept is known in the relevant jurisdiction) from the applicable Governmental Authority of each Obligated Party’s respective jurisdictions of organization.

    8.6    Credit Agreement and Security Agreement Schedules. The Borrower shall deliver to the Agent fourteen (14) days after the Second Amendment Effective Date (or such later date as may be agreed to by the Agent in its sole discretion), amended Schedules to (i) the Credit Agreement, and (ii) the Security Agreement, each certified by a Responsible Officer as to the accuracy and completeness of such schedules as of the Second Amendment Effective Date.
    9.    Representations. In order to induce the Agent and Lenders to execute and deliver this Agreement, each Obligated Party hereby represents to the Agent and the Lenders that as of the date hereof, after giving effect to this Agreement (a) the representations and warranties set forth in Article 6 of the Credit Agreement are true and correct in all material respects (or in all respects for such representations and warranties that are by their terms already qualified as to materiality, in each case after giving effect to the materiality qualifier therein) as of the date hereof, except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representation shall be true and correct in all material respects (or in all respects for such representations and warranties that are by their terms already qualified as to materiality, in each case after giving effect to the materiality qualifier therein) as of such earlier date and (b) no Default or Event of Default has occurred and is continuing under the Credit Agreement or would occur as a result of giving effect to this Agreement.
    10.        Miscellaneous. By its acceptance hereof, each Obligated Party hereby represents as of the date hereof that it has the necessary power and authority to execute, deliver, and perform the undertakings contained herein, and that this Agreement constitutes the valid and binding obligation of such party enforceable against it in accordance with its terms. Any provision of this Agreement held invalid, illegal, or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality, or unenforceability without affecting the validity, legality, and enforceability of the remaining provision hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties hereto hereby acknowledge and agree that this Agreement shall constitute a Loan Document for all purposes of the Credit Agreement and the other Loan Documents, and a breach by any Obligated Party of any agreement or covenant in this Agreement shall constitute an immediate Event of Default under the Credit Agreement. This Agreement may be executed in counterparts and by different parties on separate counterpart signature pages, each of which constitutes an original and all of which taken together constitute one and the same instrument. Delivery of a counterpart hereof by facsimile transmission or by e-mail transmission of an Adobe portable document format file (also known as a “PDF” file) shall be effective as delivery of a manually executed counterpart hereof. The words “execution,” “signed,” “signature,” and words of like import in this Agreement shall be deemed to include electronic signatures or electronic records, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the Texas Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. This Agreement shall be governed by Texas law and shall be governed and interpreted on the same basis as the Credit Agreement.

[Remainder of Page Intentionally Left Blank; Signature Pages to Follow]

This Waiver and Second Amendment to Amended and Restated Credit Agreement is entered into as of the date and year first above written.
    “Borrower”
    BGSF, Inc.
    By: /s/ Beth A. Garvey
    Name: Beth A. Garvey
    Title: Chair, President and Chief Executive Officer
    “Guarantors”
    B G Staff Services Inc
    BG California Finance & Accounting Staffing, Inc.
    BG California IT Staffing, Inc.
    BG California Multifamily Staffing, Inc.
    BG Finance and Accounting, Inc.
    BG Personnel of Texas, LLC
    BG Personnel, LLC
    Edgerock Technologies Holdings, Inc.
    Edgerock Technologies, LLC
    By: /s/ Beth A. Garvey
    Name: Beth A. Garvey
    Title: President and Chief Executive Officer

Waiver and Second Amendment to Amended and Restated Credit Agreement
BGSF, Inc.

    BG Personnel, LP
    By:     BGSF Professional, LLC
    Its:     General Partner
    By:     BGSF, Inc.
    Its:     Sole Member
    By: /s/ Beth A. Garvey
    Name: Beth A. Garvey
    Title: Chair, President and Chief Executive Officer

    BGSF Professional, LLC
    By:     BGSF, Inc.
    Its:     Sole Member
    By: /s/ Beth A. Garvey
    Name: Beth A. Garvey
    Title: Chair, President and Chief Executive Officer

Waiver and Second Amendment to Amended and Restated Credit Agreement
BGSF, Inc.

    BMO Bank N.A., as Agent and Lender
    By:     /s/ Arthur Martinez
    Name:    Arthur Martinez
    Title:    Vice President

Waiver and Second Amendment to Amended and Restated Credit Agreement
BGSF, Inc.

    “Lenders”
    Bank of America, N.A., as a Lender
    By:     /s/ Desaree Lopez
    Name:    Desaree Lopez
    Title:    Senior Vice President

Waiver and Second Amendment to Amended and Restated Credit Agreement
BGSF, Inc.

    Independent Bank, as a Lender
    By:    /s/ Burton C. French
    Name:    Burton C. French
    Title:    SVP

Waiver and Second Amendment to Amended and Restated Credit Agreement
BGSF, Inc.

    Texas Capital Bank, as a Lender
    By: /s/ Alan W. Wray    ___________________________________
    Name:    Alan W. Wray
    Title:    Director

Waiver and Second Amendment to Amended and Restated Credit Agreement
BGSF, Inc.